Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Dex Media, Inc. for the registration of 4,920,030 shares of its common stock and to the incorporation by reference therein of our report dated March 21, 2013, with respect to the consolidated financial statements of SuperMedia Inc, included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
July 12, 2013